NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 10, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 27, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Agreement and Plan of Reorganization between AdvisorShares Trust and Pacific Global ETF Trust, which became effective after the close on December 27, 2019, holders of shares of AdvisorShares Pacific Asset Enhanced Floating Rate ETF ("Target Fund") will receive shares of Pacific Global Senior Loan ETF, a newly created series of Pacific Global ETF Trust, equal in aggregate value at the time of the Reorganization to the aggregate value of such shareholders shares of the Target Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on December 30, 2019.